Exhibit 10.2

Non-Employee Director Fee Structure

Board and Committee Meetings (except for Audit Committee):

In-person attendance $ 2,000 per meeting

Remote attendance $1,500 per meeting

Audit Committee Meetings:

In-person or remote attendance $2,000 per meeting

Stockholders’ Meeting

$0 per meeting